EXHIBIT 11

STATEMENT  RE:  COMPUTATION OF EARNINGS PER SHARE
($000's omitted, except for per share data)


                                                              Three Months Ended           Six Months Ended
                                                                   June 30,                     June 30,
                                                              1995         1994           1995         1994
                                                            ---------   -----------     ----------    -------
                                                                 (000's omitted except for per share data)
Average shares outstanding                                    11,161        7,976          11,161       7,975

Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                                     104          185              99         172
                                                             -------       ------         -------      ------

                   TOTALS                                     11,265        8,161          11,260       8,147
                                                             =======       ======         =======      ======


               NET INCOME                                    $ 4,161       $1,613         $ 2,103      $3,268
                                                             =======       ======         =======      ======

     NET INCOME PER SHARE                                        .37       $  .20         $   .19      $  .40
                                                             =======       ======         =======      ======







Note: Fully diluted calculation is not presented because dilution is less than 3%.